UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2020

CrossAmerica Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-4165414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Hamilton Street, Suite 500 Allentown, PA	18101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 625-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	CAPL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously disclosed in a Current Report on Form 8-K filed by CrossAmerica Partners LP (“CrossAmerica” or “the Partnership”) on December 17, 2018, the Partnership entered into an Asset Exchange Agreement (the “Asset Exchange Agreement”) with Circle K Stores Inc., a Texas corporation (“Circle K”), pursuant to which the Partnership and Circle K agreed to exchange (i) certain assets of the Partnership related to 56 convenience and fuel retail stores currently leased and operated by Circle K pursuant to a master lease that the Partnership previously purchased jointly with or from CST Brands, Inc. (the “master lease properties”) and 17 convenience and fuel retail stores currently owned and operated by the Partnership located in the U.S. Upper Midwest (the “Upper Midwest properties”), for (ii) certain assets of Circle K related to 192 (162 fee and 30 leased) company-operated convenience and fuel retail stores.  The transactions contemplated by the Asset Exchange Agreement are to be closed in a series of “tranche” closings, which the Partnership now expects will be completed in 2020.

Also as previously disclosed in Current Reports on Form 8-K filed by CrossAmerica on May 22, 2019, September 5, 2019, February 26, 2020, and April 8, 2020, the closings of the first four tranches of asset exchanges under the Asset Exchange Agreement occurred on May 21, 2019, September 5, 2019, February 25, 2020 and April 7, 2020.

On May 5, 2020, the closing of the fifth tranche of asset exchanges under the Asset Exchange Agreement occurred (the “Fifth Asset Exchange”). In this Fifth Asset Exchange, Circle K transferred to the Partnership 29 (22 fee; 7 leased) U.S. company operated convenience and fuel retail stores having an aggregate fair value of approximately $31.5 million, and the Partnership transferred to Circle K the real property for 13 of the master lease properties having an aggregate fair value of approximately $31.7 million.

In connection with the closing of the Fifth Asset Exchange, the stores transferred by Circle K were dealerized as contemplated by the Asset Exchange Agreement and Circle K’s rights under the dealer agreements and agent agreements that were entered into in connection therewith were assigned to the Partnership.

Relationship between the Parties.   Circle K and the Partnership are no longer related parties since November 19, 2019, when entities affiliated with Joseph V. Topper, Jr. purchased from subsidiaries of Circle K: 1) 100% of the membership interest in the sole member of the General Partner; 2) 100% of the IDRs issued by the Partnership; and 3) an aggregate of 7,486,131 common units of the Partnership. Joseph V. Topper, Jr. is the founder and, since November 19, 2019, chairman of the Board. See the Current Report on Form 8-K filed by CrossAmerica on November 21, 2019. Circle K and the Partnership have entered into real property leases and fuel supply agreements, among others. For more information about the relationship between the Partnership and Circle K, see the description thereof included in Part III, Item 13, “Certain Relationship and Related Party Transactions, and Director Independence” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2019.

Item 2.02 Results of Operations and Financial Condition.

On May 6, 2020, the Partnership issued a press release announcing the financial results for CrossAmerica for the quarter ended March 31, 2020. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Furnished herewith as Exhibit 99.2 are slides that senior management of CrossAmerica will utilize in CrossAmerica’s 2020 first quarter earnings call. The slides are available on the Webcasts & Presentations page of CrossAmerica’s website at www.crossamericapartners.com.

The information in this Current Report on Form 8-K is being furnished pursuant to Regulation FD. The information in Item 2.02 and Exhibits 99.1 and 99.2 of Item 9.01 of this report, according to general instruction B.2., shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. By furnishing this information, the Partnership makes no admission as to the materiality of such information that the Partnership chooses to disclose solely because of Regulation FD.

Safe Harbor Statement

Statements contained in the exhibits to this report that state the Partnership’s or its management’s expectations or predictions of the future are forward-looking statements. It is important to note that the Partnership’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Partnership has filed with the Securities and Exchange Commission (the “SEC”). The Partnership undertakes no duty or obligation to publicly update or revise the information contained in this report, although the Partnership may do so from time to time as management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated May 6, 2020 regarding CrossAmerica’s earnings
99.2	Investor Presentation Slides of CrossAmerica

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossAmerica Partners LP
By:	CrossAmerica GP LLC
its general partner

By:	/s/ Keenan D. Lynch
	Name:	Keenan D. Lynch
	Title:	General Counsel and Corporate Secretary

Dated: May 6, 2020